EXHIBIT 99

News Release

Date:	Wednesday, March 5, 2003

Contact:	Leon Moore, Chairman, President and CEO

Cardinal Bankshares Corporation (540) 745-4191

Release Date:	For Immediate Release

Cardinal Bankshares Corporation Announces Termination of Merger With

MountainBank Financial Corporation

March 05, 2003 09:07:00 AM ET FLOYD, Va., March 5 /PRNewswire-FirstCall/ — Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK) (parent company of Bank of Floyd) announced today that its Board of Directors has approved termination of the Agreement and Plan of Reorganization and Merger (“Agreement”) with MountainBank Financial Corporation MBFC as a result of the failure of Cardinal shareholders to ratify and approve the Agreement and the merger at their special meeting on February 26, 2003. Cardinal’s President, Chief Executive Officer and Chairman of the Board, Mr. Leon Moore, stated that notice of the Cardinal Board’s action has been sent to MountainBank as required by the Agreement to effectuate termination. Mr. Moore noted that, although the Board had actively encouraged approval of the merger, Cardinal’s shareholders, by their voting, had spoken strongly against the merger and the Board felt it would be futile to proceed further. Mr. Moore thanked the management of MountainBank, particularly MountainBank’s President and Chief Executive Officer, Mr. J. W. Davis, for the time and effort spent in attempting to consummate the affiliation of the two organizations. Moore stated, “Mountain Bank is a growing, progressive organization and under Mr. Davis’ leadership will be a strong competitor in the future.”

© 2003 PRNewswire